Exhibit 10.22

Execution Version

LOAN AGREEMENT

for a loan in the amount of

$15,000,000.00

MADE BY AND BETWEEN

LEGACY HOUSING, LTD.

a Texas limited partnership
4801 Mark IV Parkway
Fort Worth, Texas 76106,
as Borrower

AND

VERITEX BANK,

8214 Westchester Drive, Suite 400

Dallas, Texas 75225,
as Lender

Dated as of April 4, 2016

TABLE OF CONTENTS

1.	INCORPORATION OF RECITALS AND EXHIBITS	[6]

1.1	INCORPORATION OF RECITALS.
1.2	INCORPORATION OF EXHIBITS.

2.	DEFINITIONS	[6]

2.1	DEFINED TERMS.
2.2	OTHER DEFINITIONAL PROVISIONS.	[13]

3.	BORROWER’S REPRESENTATIONS AND WARRANTIES	[13]

3.1	REPRESENTATIONS AND WARRANTIES.	[13]
3.2	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.	[16]

4.	LOAN AND LOAN DOCUMENTS	[16]

4.1	AGREEMENT TO BORROW AND LEND; LENDER’S OBLIGATION TO DISBURSE.	[16]
4.2	LOAN DOCUMENTS.	[17]
4.3	TERM OF THE LOAN.	[17]
4.4	PREPAYMENTS.	[17]
4.5	REQUIRED PRINCIPAL PAYMENTS.	[18]
4.6	LATE CHARGE.	18

5.	INTEREST	[18]

5.1	INTEREST RATE.	18
5.2	PAYMENT DATES.	18
5.3	MAXIMUM LAWFUL RATE.	18

6.	COSTS OF MAINTAINING LOAN	19

6.1	INCREASED COSTS AND CAPITAL ADEQUACY.	19
6.2	BORROWER WITHHOLDING.	20

7.	LOAN EXPENSE AND ADVANCES	20

7.1	LOAN AND ADMINISTRATION EXPENSES.	20
7.2	LENDER’S ATTORNEYS’ FEES AND DISBURSEMENTS.	20
7.3	TIME OF PAYMENT OF FEES AND EXPENSES.	21
7.4	EXPENSES AND ADVANCES SECURED BY LOAN DOCUMENTS.	21
7.5	RIGHT OF LENDER TO MAKE ADVANCES TO CURE BORROWER’S DEFAULTS.	21

8.	REQUIREMENTS PRECEDENT TO THE OPENING OF THE LOAN	21

8.1	CONDITIONS PRECEDENT.	21

9.	REQUIREMENTS PRECEDENT TO SUBSEQUENT DISBURSEMENTS OF THE LOAN	22

9.1	CONDITIONS PRECEDENT.	22

10.	AFFIRMATIVE COVENANTS	23

10.1	FURNISHING INFORMATION.	23
10.2	MAINTENANCE OF INSURANCE.	24
10.3	PAYMENT OF TAXES.	24

10.4	LENDER’S ATTORNEYS’ FEES FOR ENFORCEMENT OF AGREEMENT.	[24]
10.5	USE OF PROCEEDS.	[25]
10.6	LOST NOTE.	[25]
10.7	INDEMNIFICATION.	[25]

11.	NEGATIVE COVENANTS	[25]

11.1	INDEBTEDNESS.	25
11.2	LIENS.	26
11.3	FUNDAMENTAL CHANGES; DISPOSITION OF ASSETS.	26
11.4	INVESTMENTS, LOANS, ADVANCES, GUARANTEES AND ACQUISITIONS.	26
11.5	SWAP AGREEMENTS.	26
11.6	RESTRICTED PAYMENTS.	27
11.7	TRANSACTIONS WITH AFFILIATES.	27
11.8	RESTRICTIVE AGREEMENTS.	27
11.9	MINIMUM TANGIBLE NET WORTH.	27
11.10	LEVERAGE RAT IO.	27

12.	ASSIGNMENTS BY LENDER AND BORROWER	27

12.1	ASSIGNMENTS AND PARTICIPATIONS.	27
12.2	PROHIBITION OF ASSIGNMENTS BY BORROWER.	28
12.3	SUCCESSORS AND ASSIGNS.	28

13.	TIME OF THE ESSENCE	28

13.1	TIME IS OF THE ESSENCE.	28

14.	EVENTS OF DEFAULT	28

14.1	EVENTS OF DEFAULT.	28

15.	LENDER’S REMEDIES IN EVENT OF DEFAULT	30

15.l	REMEDIES CONFERRED UPON LENDER.	30

16.	GENERAL PROVISIONS	30

16.1	CAPTIONS.	30
16.2	MODIFICATION; WAIVER.	30
16.3	AUTHORIZED REPRESENTATIVE.	30
16.4	GOVERNING LAW.	31
16.5	ACQUIESCENCE NOT TO CONSTITUTE WAIVER OF LENDER’S REQUIREMENTS.	31
16.6	DISCLAIMER BY LENDER.	31
16.7	PARTIAL INVALIDITY; SEVERABILITY.	31
16.8	DEFINITIONS INCLUDE AMENDMENTS.	31
16.9	EXECUTION IN COUNTERPARTS.	31
16.10	ENTIRE AGREEMENT.	32
16.11	WAIVER OF DAMAGES.	32
16.12	CLAIMS AGAINST LENDER.	32
16.13	JURISDICTION.	32
16.14	SETOFFS.	33
16.15	LENDER’S CONSENT.	33
16.16	NOTICES.	33

16.17	WAIVER OF JURY TRIAL.	34
16.18	NO ORAL AGREEMENTS.	34

EXHIBITS TO LOAN AGREEMENT

Exhibit A	Borrower’s Certificate
Exhibit B	Certificate of Compliance

SCHEDULES TO LOAN AGREEMENT

Schedule 3.1(j)	Real Estate Assets
Schedule 11.1(b)	Indebtedness
Schedule 11.8	Restrictive Agreements

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made as of April 4, 2016 (the “Effective Date”), by and between LEGACY HOUSING, LTD., a Texas limited partnership (“Borrower”), and VERITEX BANK, a Texas savings bank, its successors and assigns (“Lender”).

WITNESSETH:

RECITALS

A. Borrower has applied to Lender for a revolving loan in the amount of up to FIFTEEN MILLION DOLLARS AND NO/100 ($15,000,000.00) (the “Loan”) for working capital and other general purposes, and Lender is willing to make the Loan on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.

INCORPORATION OF RECITALS AND EXHIBITS

1.1                               Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2                                Incorporation of Exhibits.

Exhibits A through B, to this Agreement, attached hereto are incorporated in this Agreement and expressly made a part hereof by this reference.

2.

DEFINITIONS

2.1                                Defined Terms.

The following terms as used herein shall have the following meanings:

Affiliate: With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Aged Eligible Inventory: Finished goods that are aged more than one year, but that otherwise meet the requirements of Eligible Inventory.

Agreement: As such term is defined in the Preamble.

Applicable Rate: At any time, a rate per annum equal to the LIBOR Rate at such time, plus 2.50%.

Authorized Representative: The person appointed as the Authorized Representative pursuant to Section 16.3.

Bankruptcy Code: Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

Borrower: As such term is defined in the Preamble.

Borrowing Base: An amount equal to (a) sixty percent (60%) of the book value of Eligible Inventory. plus (b) forty-five percent (45%) of the book value of Aged Eligible Inventory aged at least one year, but less than two years, plus (c) twenty-five percent (25%) of the book value of Aged Eligible Inventory aged two years or greater. Prior to the satisfactory completion of the initial field audit under Section 10.l(f) hereunder, the Borrowing Base shall not exceed Five Million Dollars ($5,000,000).

Borrowing Base Certificate: A certificate by the Authorized Representative, in form and substance satisfactory to the Lender, listing all Eligible Inventory, along with the book value of such Eligible Inventory, and a calculation of the Borrowing Base in accordance with the terms hereof.

Business Day: A day of the year on which banks are not required or authorized to close in Dallas, Texas.

Capital Lease Obligations: With respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Capital One Indebtedness: The indebtedness of Borrower to Capital One, N.A. owing under the Capital One Loan Agreement.

Capital One Loan Agreement: That certain Loan and Security Agreement between Borrower and Capital One, N.A., dated as of December 14, 2011.

Change of Control: The Borrower ceases to be controlled by the Guarantors.

Collateral: Collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Loan.

Control: As such term is used with respect to any person or entity, including the con-elative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Default: Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate: A rate per annum equal to three percentage points (3.00%) in excess of the Applicable Rate, but which shall not at any time exceed the Maximum Lawful Rate.

EBITDA: For any Person for any period of determination, an amount equal to (i) net income plus (ii) the sum of the following to the extent deducted from net income: (1) interest expense; plus (2) income taxes; plus (3) depreciation; plus (4) amortization for such period determined and consolidated in accordance with GAAP.

Effective Date: As defined in the Preamble.

Eligible Inventory:  shall mean all Inventory of the Borrower which meets each of the following requirements:

(a)                                  it is not subject to any Lien whatsoever, other than Permitted Liens;

(b)                                  it is either raw materials or finished inventory that is new and unused held for sale and is aged less than one year;

(c)                                  it is in the possession and control of Borrower and is not now and shall not at any time hereafter be stored with a bailee, warehouseman or similar party without delivery to the Lender by such party, non-negotiable warehouse receipts therefor in the Lender’s name or such other bailee’s letter, in form and substance acceptable to the Lender;

(d)                                 it is salable and not “slow moving”, obsolete or discontinued, as determined in the commercially reasonable discretion of Lender;

(e)                                   it is not unacceptable to the Lender, in the commercially reasonable discretion of Lender, due to type, category and/or quantity;

(f)                                    it is not produced in violation of the Fair Labor Standards Act and/or subject to the so-called “hot goods” provisions contained in Title 29 U.S.C. 215;

(g)                                   it is not subject to any agreement or license which would restrict the Lender’s ability to sell or otherwise dispose of such Inventory;

(h)                                  it is located in the continental United States;

(i)                                      it is not “in transit” to the Borrower or held by the Borrower on consignment;

(j)                                     it is not supply items, packaging or any other similar materials;

(k)                                  it is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory;

(l)                                      it does not breach any of the representations, warranties or covenants, if any, pertaining to Inventory set forth in the Loan Documents; and

(m)                             it is otherwise not unacceptable to the Lender for any other reason in Lender’s commercially reasonable discretion.

Inventory which is Eligible Inventory shall cease to be Eligible Inventory whenever it ceases to meet any one of the foregoing requirements.

Environmental Proceedings:  Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to Borrower.

ERISA:  The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Equity Interests: Shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

Event of Default: As such term is defined in Article 14.

GAAP: Generally accepted accounting principles in the United States of America.

Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Guarantee: Any obligation, contingent or otherwise of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the pw-chase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Guarantor: Curt Hodgson and Kenny Shipley, individually or collectively, as the context shall imply.

Guaranty: A guaranty executed by each Guarantor and pursuant to which the Guarantors jointly and severally guarantee payment of principal, interest and other amounts due under the Loan Documents.

Including or including: Including but not limited to.

Indebtedness: Without duplication, with respect to any Person (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such

Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time.

Inventory: As defined in the UCC.

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Late Charge: As such term is defined in Section 4.6.

Lender: As defined in the opening paragraph of this Agreement, and including any successor holder of the Loan from time to time.

Leverage Ratio: With respect to any Person, the ratio as of the last day of any fiscal quarter of (a) Debt of such Person to (b) EBITDA of such Person for the four fiscal quarter period ending on such date.

LIBOR Rate: On any date, the one-month LIBOR rate published in the Wall Street Journal, or similar publication at Lender’s discretion, for such date, or if no such rate is published for such date, then such rate for the immediately preceding date for which such rate is available.

Lien: With respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Loan: As defined in Recital A.

Loan Amount: The maximum amount of the Loan as set forth in Section 4.1(a).

Loan Documents: The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of

Borrower’s or any Guarantor’s obligations m connection with the transaction contemplated hereunder, each as amended.

Loan Opening Date: The date of the initial disbursement of proceeds of the Loan.

Material Adverse Change or material adverse change: If, in Lender’s reasonable discretion, the business prospects, operations or financial condition of a person, entity or property has changed in a manner which could impair the value of Lender’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Maturity Date: April 4, 2019.

Maximum Lawful Rate: As such term in defined in Section 5.3.

Note: A promissory note, in the Loan Amount, executed by Borrower and payable to the order of Lender, evidencing the Loan.

OFAC: As defined in Section 3.1(u).

Open the Loan, Opening of the Loan or Loan Opening: The disbursement of Loan proceeds.

Permitted Investments: Each of the following:

(a)                                  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)                                    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)                                   money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

Permitted Liens: Each of the following:

(a)                                 Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 10.3;

(b)                                  carriers’, warehousemen’s, mechanics’, materialmen’ s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and which could not reasonably be expected to cause a Material Adverse Change;

(c)                                   pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                  deposits to secure the performance of bids, trade contracts leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under Section 14.l(f):

(f)                                   easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower; and

(g)                                   liens seeming the Capital One Indebtedness: provided that such liens securing the Collateral shall be subordinated to the liens in the Collateral in favor of the Lender.

Person:                      Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Real Estate Asset: At any time of determination, any interest (fee, leasehold or otherwise) then owned by Borrower in any real property.

Restricted Payment: Any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower, or any management fee or similar fee payable by the Borrower to the bolder (either direct or indirect) of any Equity Interest of the Borrower, or any Affiliate thereof.

Security Agreement: The Security Agreement to be executed by Borrower in form and substance satisfactory to Lender, as it may be amended, restated, supplemented or otherwise modified from time to time.

Security Documents: The Security Agreement, and all other instruments, documents and agreements delivered by or on behalf of Borrower pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, Lender, a Lien on any real, personal or mixed property of Borrower as security for the Loan.

Swap Agreement: Any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower shall be a Swap Agreement.

Tangible Net Worth: At any particular time, all amounts which, in conformity with GAAP, would be included as equity on a balance sheet of a Person; provided, however, there shall be excluded therefrom: (i) any amount of which the equity of such Person appears as an asset on such Person’s balance sheet, (ii) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (iii) patents, trademarks, trade names, and copyrights, (iv) deferred expenses, (v) loans and advances to any equity holder, directors, officer, or employee of the Person or any affiliate of such Person, and (vi) all other assets which are properly classified as intangible assets.

Taxes: Any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

UCC: The Uniform Commercial Code, as in effect in the State of Texas.

2.2                                Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Note, Deed of Trust, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof’, ‘herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

3.

BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender as follows:

(a)                                  Except as previously disclosed to Lender in writing, no litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened, against Borrower or any Guarantor, which could, if adversely determined, cause a Material Adverse Change with respect to Borrower or any Guarantor. There are no pending Environmental Proceedings and Borrower has no knowledge of any threatened Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.

(b)                                 Borrower is a duly organized and validly existing limited partnership and has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delive1y and performance have been duly authorized by all requisite action on the part of Borrower. Each Loan Document to which Borrower is a party has been duly executed and delivered by Borrower and is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c)                                   No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner, or member of Borrower or any Guarantor, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the filing of UCC-1 Financing Statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or nongovernmental person or entity where the failure to so obtain would not have an adverse effect on Borrower or such Guarantor or which have been obtained as of any date on which this representation is made or remade.

(d)                                  The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the security interests under the Security Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or Guarantor is a party or may be bound or affected, or a violation of any Law or court order.

(e)                                   Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. Borrower has received all permits and licenses issued by any Governmental Authority as are necessary for the conduct of its business.

(f)                                    There is no Default or Event of Default under this Agreement or any of the other Loan Documents.

(g)                                   No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.

(h)                                   All financial statements and other information previously furnished by Borrower or any Guarantor to Lender in connection with the Loan are true, complete and correct and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Borrower or any Guarantor has occurred since the respective dates of such statements and information. Neither Borrower nor any Guarantor has any Indebtedness or other material liability, contingent or otherwise, not disclosed in such financial statements.

(i)                                      Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Except as permitted by this Agreement, all such property is free and clear of Liens.

(j)                                      As of the Effective Date, Schedule 3.1(j) contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset, regardless of whether Borrower is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Borrower does not have knowledge of any default that has occurred and is continuing thereunder, except where the failure to do so could not reasonably be expected to have a Material Adverse Change and each such agreement constitutes the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(k)                                 Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsjdia1ies does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(1)                                  The Loan is not being made for the purpose of purchasing or carrying “margin stock’’ within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System.

(m)                      Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(n)                         Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves.

(o)                          Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(p)                         Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. No reports, financial statements, certificates or other information furnished by or on behalf of Borrower to Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(q)                          Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(r)                                     Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated in Section 17.16.

(s)                                    Borrower’s place of formation or organization is the State of Texas.

(t)                                     All statements set forth in the Recitals are true and correct.

(u)                                  Neither Borrower nor any Guarantor is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or othe1wise be associated with such persons. In addition, Borrower hereby agrees to provide to the Lender with any additional information that the Lender deems necessary from time to time will order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

3.2                                Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Opening and, except for matters which have been disclosed by Borrower and approved by Lender in writing, at all times thereafter. Each request for a disbursement under the Loan Documents shall constitute a reaffirmation of such representations and warranties, as deemed modified in accordance with the disclosures made and approved as aforesaid, as of the date of such request. It shall be a condition precedent to the Loan Opening and each subsequent disbursement that each of said representations and warranties is time and correct as of the date of such requested disbursement. Each disbursement of Loan proceeds shall be deemed to be a reaffirmation by Borrower that each of the representations and warranties is true and correct as of the date of such disbursement. In addition, at Lender’s request, Borrower shall reaffirm such representations and warranties in writing prior to each disbursement hereunder.

4.

LOAN AND LOAN DOCUMENTS

4.1                                Agreement to Borrow and Lend; Lender’s Obligation to Disburse.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lender and Lender agrees to lend to Borrower the Loan, for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement. If Lender consists of more than one party, the obligations of each such party with respect to the amount it has agreed to loan to Borrower shall be several (and not joint and several) and shall be limited to its proportionate share of the Loan and of each advance.

(a)                                  The maximum aggregate amount of the Loan shall not exceed the Lesser of (i) Fifteen Million Dollars and No/100 ($15,000,000.00) (the “Loan Amount”) or (b) the Borrowing Base. Should the amount drawn on the Loan ever exceed the Borrowing Base, the Borrower shall immediately repay the Loan in the amount of such excess. Subject to such maximum amount and the terms and conditions hereof, Borrower may borrow, prepay, and re-borrow amounts under the Loan.

(b)                                 Lender agrees, upon Borrower’s compliance with and satisfaction of all conditions precedent to the Loan Opening and provided no Material Adverse Change has occurred with respect to Borrower or any Guarantor and no Default or Event of Default has occurred and is continuing hereunder, to Open the Loan.

(c)                                   After the Opening of the Loan, Borrower shall be entitled to receive further successive disbursements of the proceeds of the Loan in accordance with Article 9, within three (3) Business Days after compliance with all conditions precedent thereto, provided that (i) Borrower has complied with all conditions precedent to disbursement from time to time including the requirements of Section 3.2 and Article 9; (iii) no Material Adverse Change has occurred with respect to Borrower or any Guarantor, and (iv) no Default or Event of Default exists hereunder or under any other Loan Document.

(d)                                  To the extent that Lender may have acquiesced in noncompliance with any requirements precedent to the Opening of the Loan such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements.

4.2                               Loan Documents.

Borrower agrees that it will, on or before the Loan Opening Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a)                                 The Note.

(b)                                  Each Security Document.

(c)                                   The Guaranties.

(d)                                  Such UCC financing statements as Lender determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

(e)                                  Such other documents, instruments or certificates as Lender and its counsel may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the Laws of the State.

4.3                                Term of the Loan.

All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date.

4.4                               Prepayments. Borrower shall have the right to make prepayments of the Loan, in whole or in part, at any time.

4.5                                Required Principal Payments.

All principal shall be paid on or before the Maturity Date.

4.6                                Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid on the tenth (10th) day after the date said amount was due and payable shall incur a fee (the “Late Charge”) of five percent (5%) per annum of said amount, which payment shall be in addition to all of Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date. Nothing in this Section shall be deemed a cure period for the purpose of determining the occurrence of an Event of Default.

5.

INTEREST

5.l                                  Interest Rate.

(a)                                  Subject to Section 5.3, the Loan will bear interest at the Applicable Rate, unless the Default Rate is applicable.

(b)                                  Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

(c)                                   The Loan shall bear interest at the Default Rate at any time at which an Event of Default shall exist.

5.2                               Payment Dates.

Borrower shall pay interest in arrears on the fourth (4th) day of every calendar month in the amount of all interest accrued and unpaid. All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 2:00 p.m. Dallas time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

5.3                                Maximum Lawful Rate.

It is the intent of Borrower and Lender to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contracted for, charged or received under this Agreement and the other Loan Documents exceed the highest lawful interest rate permitted under applicable law (the “Maximum Lawful Rate”). If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Lawful Rate, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the p1incipal amount owing on the Loan in the inverse order of its maturity and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loan so that the amount of interest on account of such obligation does not exceed the Maximum Lawful Rate. As used in this Section, the term “applicable law” shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

6.

COSTS OF MAINTAINING LOAN

6.1                               Increased Costs and Capital Adequacy.

(a)                                  Borrower recognizes that the cost to Lender of maintaining the Loan or any portion thereof may fluctuate and, Borrower agrees to pay Lender additional amounts to compensate Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to Lender (other than taxes imposed on all or any portion of the overall net income or receipts of Lender), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Lender (which includes the Loan or any applicable portion thereof), or (C) imposing on Lender any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by Lender under the Loan Documents.

(b)                                If the application of any Law, rule, regulation or guideline adopted or arising out of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurements and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on Lender’s capital to a level below that which Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of Lender with respect to capital adequacy), then, from time to time Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction with respect to any portion of the Loan outstanding.

(c)                                   Any amount payable by Borrower under subsection (a) or subsection (b) of this Section 6.l shall be paid within five (5) days of receipt by Borrower of a certificate signed by an authorized officer of Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period. Lender shall use reasonable effo1ts to deliver to Borrower prompt notice of any event described in subsection (a) or (b) above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however., that any failure by Lender to so notify Borrower shall not affect Borrower’s obligation to pay the reserve and capital adequacy payment resulting therefrom.

6.2                               Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of Lender or any franchise tax imposed on Lender”), duties or other charges from any payment due under the Note to the maximum extent permitted by Law, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

7.

LOAN EXPENSE AND ADVANCES

7.1                               Loan and Administration Expenses.

Borrower unconditionally agrees to pay all costs and expenses incurred by Lender in connection with the Loan, including all amounts payable pursuant to this Article 7 and any and all other fees owing to Lender pursuant to the Loan Documents or any separate fee agreement, and also including, without limiting the generality of the foregoing, if applicable, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges in connection with Title Policies, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds, all appraisal fees, insurance consultant’s fees, environmental consultant’s fees, travel related expenses and all costs and expenses incurred by Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder and, if any Default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all costs and expenses of Lender (including, without limitation, court costs and counsel’s fees and disbursements and fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while a Default or Event of Default exists, on any security or incurred in com1ection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan. Whenever Borrower is obligated to pay or reimburse Lender for any attorneys’ or paralegals’ fees, those fees shall include the reasonable allocated costs for services of in-house counsel. Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lender harmless against all claims, liabilities, costs and expenses (including attorneys’ fees and expenses) incurred in relation to any claim by broker, finder or similar person.

7.2                                Lender’s Attorneys’ Fees and Disbursements.

Borrower agrees to pay Lender’s attorney fees and disbursements incurred in connection with this Loan, including (i) the preparation of this Agreement, any intercreditor agreements and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, syndication, amendment, and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.

7.3                                Time of Payment of Fees and Expenses.

Borrower shall pay all expenses and fees incurred as of the Loan Opening on the Loan Opening Date (unless sooner required herein). At the time of the Opening of the Loan, Lender may pay from the proceeds of the initial disbursement of the Loan all Loan expenses and all fees payable to Lender. Lender may require the payment of outstanding fees and expenses as a condition to any disbursement of the Loan. Lender is hereby authorized, without any specific request or direction by Borrower, to make disbursements from time to time in payment of or to reimburse Lender for all Loan expenses and fees.

7.4                                Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article 7 from time to time, and any amounts expended by Lender pursuant to Article 15, shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Security Documents and the other Loan Documents.

7.5                                Right of Lender to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances) Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Security Documents and the other Loan Documents and shall bear interest at the Default Rate.

8.

REQUIREMENTS PRECEDENT
TO THE OPENING OF THE LOAN

8.1                                Conditions Precedent.

Borrower agrees that Lender’s obligation to open the Loan is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its reasonable discretion:

(a)                                  Loan Documents: The Lender shall have received copies of each of the documents set forth in Section 4.2, executed by the Borrower or Guarantor, as the case may be, and recorded, if applicable, each in form and substance satisfactory to the Lender.

(b)                                  Insurance Policies: Borrower shall have furnished to Lender policies or binders evidencing that insurance coverages are in effect with respect to Borrower, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(c)                                   No Litigation: No litigation or proceedings shall be pending or threatened which could or might cause a Material Adverse Change with respect to Borrower or any Guarantor;

(d)                                  Searches: Borrower shall have furnished to Lender current bankruptcy federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims;

(e)                                   Financial Statements: Borrower shall have furnished to Lender current annual financial statements of Borrower, the Guarantors, the General Contractor and such other persons or entities connected with the Loan as Lender may request, each in form and substance and certified by such individual as acceptable to Lender. Borrower and the Guarantors shall provide such other additional financial information Lender reasonably requires;

(t)                                      Pro Forma Projection: Borrower shall have furnished to Lender a Pro Forma Projection covering 2016;

(g)                                    Organizational Documents: Borrower shall have furnished to Lender proof satisfactory to Lender of authority, formation, organization and good standing in the state of its incorporation or formation and, if applicable, qualification as a foreign entity in good standing in the state of its incorporation or formation of all corporate, partnership, oust and limited liability company entities (including Borrower and each Guarantor) executing any Loan Documents, whether in their own name or on behalf of another entity. Borrower shall also provide certified resolutions in form and content satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents;

(h)                                  No Default: There shall be no uncured Default or Event of Default by Borrower hereunder;

(i)                                      Additional Documents: Borrower shall have furnished to Lender such other materials, documents, papers or requirements regarding Borrower and any Guarantor as Lender shall reasonably request.

9.

REQUIREMENTS PRECEDENT TO SUBSEQUENT DISBURSEMENTS OF THE LOAN

9.1                                Conditions Precedent.

Borrower agrees that Lender’s obligation to make subsequent disbursements of the Loan is conditioned upon Borrower’s satisfaction of the following conditions prevalent in form and substance satisfactory to Lender in its reasonable discretion.

(a)                                   Borrower’s Certificate: Lender shall have received a fully executed and delivered Borrower’s Certificate in the form of Exhibit A attached hereto, along with a completed Borrowing Base Certificate.

(b)                                  Maximum Loan Amount: After making such disbursement, the aggregate outstanding balance of the Loan shall not exceed the lesser of (a) Loan Amount, or (b) the Borrowing Base.

(c)                                  Representations and Warranties: The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such disbursement.

(d)                                   No Default or Event of Default: At the time of and immediately after giving effect to such disbursement, no Default or Event of Default shall have occurred and be continuing.

10.

AFFIRMATIVE COVENANTS

Borrower covenants and agrees as follows:

10.1                         Furnishing Information.

(a)                                Monthly Reports. Borrower shall deliver or cause to be delivered to Lender, within twenty (20) days after the end of each month, a completed Borrowing Base Certificate.

(b)                                  Quarterly Reports. Borrower shall deliver or cause to be delivered to Lender, within thirty (30) days after the end of each calendar quarter, quarterly internally-prepared financial statements and a duly executed Certificate of Compliance in the form of Exhibit B attached hereto.

(c)                                   Annual Reports. Borrower shall deliver or cause to be delivered to Lender, within one hundred fifty (150) days after the end of each calendar year, an annual financial statement, audited by certified professional accountants satisfactory to the Lender.

(d)                                 Personal Financial Statements. Borrower shall deliver or cause to be delivered to Lender, personal financial statements of each Guarantor, not later than fifteen (15) months after the most recent such statements delivered to Lender.

(e)                                  Tax Returns. Borrower shall deliver or cause to be delivered to Lender, tax returns for each Guarantor, within thirty (30) days of timely filing.

(f)                                    Field Audits. Borrower shall permit Lender or a representative of Lender to perform, at Borrower’s sole cost and expense, field audits with respect to the Collateral and shall cooperate and shall cause its employees, agents and representatives to cooperate with such field audits. For so long as no Default or Event of Default exists hereunder, Lender shall perform no more than one such field audit in any calendar quarter.

(g)                                  Financial Reports. All financial statements delivered in accordance with clauses (b), (c) and (d) above shall be in a format approved in writing by Lender in Lender’s reasonable sole discretion. Each financial statement shall be certified as true, complete and correct by its preparer and by Borrower or, in the case of each of the Guarantors’ financial statements, by the Guarantor to whom it relates. Borrower and the Guarantor shall provide such additional financial information as Lender reasonably requires. Borrower shall during regular business hours permit Lender or any of its agents or representatives to have access to and examine all of its books and records. If any such financial statement or other report or information described in this subsection is not delivered to Lender as provided above, Borrower agrees to pay a late charge to Lender in the amount of $500 per item per day.

10.2                         Maintenance of Insurance.

Borrower shall maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Lender shall be named as a loss payee or additional insured, as applicable, on each such policy. Each policy shall provide that it may not be canceled, reduced or terminated without at least thirty (30) days prim· written notice to Lender.

10.3                         Payment of Taxes.

Borrower shall pay all Taxes before the same become delinquent, provided, however, that Borrower shall have the right to pay such Tax under protest or to otherwise contest any such Tax or assessment, but only if (i) such contest has the effect of preventing the collection of such Taxes so contested and also of preventing the attachment of any Lien to any of Borrower’s property, (ii) Borrower has notified Lender of Borrower’s intent to contest such Taxes, and (iii) Borrower has deposited security in form and amount satisfactory to Lender, in its sole discretion, and has increased the amount of such security so deposited promptly after Lender’s request therefor.  If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such Tax, Lender may, at its election (but shall not be required to), pay and discharge any such Tax, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note).   Borrower shall furnish to Lender evidence that Taxes are paid at least five (5) days prior to the last date for payment of such Taxes and before imposition of any penalty or accrual of interest.

10.4                         Lender’s Attorneys’ Fees for Enforcement of Agreement.

In case of any Default or Event of Default hereunder, Borrower (in addition to Lender’s attorneys’ fees, if any, to be paid pursuant to Article 7) will pay Lender’s attorneys’  and paralegal fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post- judgment enforcement action including, without limitation, supplementary proceedings)  in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral, or to attempt to enforce any security interest or lien in any portion of the Collateral, or to enforce any rights of Lender or Borrower’s obligations hereunder, then in any of such events all of the attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto (including fees and costs of paralegals), shall constitute an additional liability owing by Borrower to Lender, payable on demand.

10.5                        Use of Proceeds.

The proceeds of the Loans will be used only for working capital and general corporate purposes. No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

10.6                         Lost Note.

Upon Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

10.7                         Indemnification.

BORROWER SHALL INDEMNIFY LENDER, INCLUDING EACH PARTY OWNING AN INTEREST IN THE LOAN AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND CONSULTANTS (EACH, AN “INDEMNIFIED PARTY”) AND DEFEND AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM AND AGAINST ALL CLAIMS, INJURY, DAMAGE, LOSS AND LIABILITY, COST AND EXPENSE (INCLUDING ATTORNEYS’ FEES, COSTS AND EXPENSES) OF ANY AND EVERY KIND TO ANY PERSONS OR PROPERTY BY REASON OF (I)ANY BREACH OF REPRESENTATION OR WARRANTY, DEFAULT OR EVENT OF DEFAULT UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR RELATED DOCUMENT; OR (II) ANY OTHER MATTER ARISING IN CONNECTION WITH THE LOAN, BORROWER, OR GUARANTOR. BORROWER’S DUTY TO INDEMNIFY, HOLD HARMLESS, AND DEFEND THE INDEMNIFIED PARTIES AGAINST LOSSES EXTENDS TO LOSS THAT MAY BE CAUSED OR ALLEGED TO BE CAUSED IN PART BY THE NEGLIGENCE OF INDEMNITEES TO THE FULLEST EXTENT THAT SUCH INDEMNIFICATION IS PERMITTED BY APPLICABLE LAW.   THE FOREGOING INDEMNIFICATION SHALL SURVIVE REPAYMENT OF THE- LOAN AND SHALL CONTINUE TO BENEFIT LENDER FOLLOWING ANY ASSIGNMENT OF THE LOAN WITH RESPECT TO MATTERS ARISING OR ACCRUING PRIOR TO SUCH ASSIGNMENT.

11.

NEGATIVE COVENANTS

Borrower covenants and agrees as follows:

11.1                         Indebtedness.

Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness created hereunder;

(b)                                  The Capital One Indebtedness; provided that such Indebtedness shall not exceed $35,000,000;

(c)                                   Indebtedness of the Borrower as an account party in respect of trade letters of credit.

(d)                                  Other Indebtedness of the Borrower not to exceed $5,000,000 in the aggregate.

11.2                         Liens.

Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Permitted Liens;

(b)                                  Liens on fixed or capital assets acquired, constructed or improved by the Borrower; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 11.1, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 75% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower.

11.3                         Fundamental Changes; Disposition of Assets.

The Borrower will not (a) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all any part of its assets (other than sales of inventory in the ordinary course of business), or liquidate or dissolve, or (b) engage to any material extent in any business other than businesses of the type conducted by the Borrower on the Effective Date and businesses reasonably related thereto.

11.4                         Investments, Loans, Advances, Guarantees and Acquisitions.

The Borrower will not purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or pw-chase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)                                  Permitted Investments;

(b)                                 Investments in the aggregate not to exceed $5,000,000 over the course of this Agreement; and

(c)                                   Guarantees constituting Indebtedness permitted by Section 11.1.

11.5                         Swap Agreements.

The Borrower will not enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower has actual exposure, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower.

11.6                         Restricted Payments.

The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests in the Borrower, (b) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower.

11.7                         Transactions with Affiliates.

The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, and (b) any Restricted Payment permitted by Section 11.6.

11.8                         Restrictive Agreements.

The Borrower will not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets;  provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement, (ii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iii) the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

11.9                         Minimum Tangible Net Worth.

At the end of each fiscal quarter, Borrower shall have Tangible Net Worth of not less than Eighty Million Dollars ($80,000,000).

11.10                 Leverage Ratio.

At the end of each fiscal quarter, Borrower shall have a Leverage Ratio of no greater than 4.00:1.00.

12.

ASSIGNMENTS BY LENDER AND BORROWER

12.1                         Assignments and Participations.

Lender may from time to time sell the Loan and the Loan Documents (or any interest therein) and may grant participations in the Loan. Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not materially adversely affect Borrower’s rights under the Loan Documents.

12.2                        Prohibition of Assignments by Borrower.

Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void.

12.3                        Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article 12, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

13.

TIME OF THE ESSENCE

13.1                        Time is of the Essence.

Borrower agrees that time is of the essence under this Agreement.

14.

EVENTS OF DEFAULT

14.1                        Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a)                                 Failure of Borrower (i) (A) to make any payment when due, or (B) for a period of five (5) days after written notice from Lender that the same is due and payable, to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money; or (ii) for a period of ten (10) days after written notice from Lender, to observe or perform any nonmonetary covenant or condition contained in this Agreement or any other Loan Documents; provided, that if a different notice or grace period is specified under any other subsection of this Section 14.1 with respect to a particular breach or default, such specific provision shall control; and provided further, that if another subsection of this Section 14.1 applies to a particular breach or default and does not expressly provide for a notice or grace period. no notice or grace period will be applicable with respect to such breach or default.

(b)                                 Any assignment in violation of Section 12.2.

(c)                                   If any warranty, representation, statement, report or certificate made now or hereafter by Borrower or any Guarantor is untrue or incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrower cures said breach (i) within the notice and cure period provided in (a)(i) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in (a)(ii) above for any other breach.

(d)                                  Borrower or any Guarantor shall commence a voluntary case concerning Borrower or such Guarantor under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or any Guarantor under the Bankruptcy Code and relief is ordered against Borrower or such Guarantor, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or any Guarantor; or the Borrower or any Guarantor commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Guarantor; or there is commenced against Borrower or any Guarantor any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or the Borrower or any Guarantor fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered;  or the Borrower or any Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(e)                                   Borrower or any Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or any Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(t)                                     One or more final, non-appealable judgments are entered (i)  against Borrower in amounts aggregating in excess of $500,000 or (ii) against any Guarantor in amounts aggregating in excess of $250,000, and said judgments are not stayed or bonded over within thirty (30) days after entry.

(g)                                   If Borrower or any Guarantor shall fail to pay any debt owed by it or is in default under any agreement with Lender or any other party (other than a failure or default for which Borrower’s maximum liability does not exceed $500,000 and Guarantor’s maximum liability does not exceed $250,000) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(h).                              If a Material Adverse Change occurs with respect to Borrower or any Guarantor.

(i)                                      The failure at any time of a security interest created under any Security Document to be a valid first lien upon the Collateral described therein.

(j)                                      The death of the Guarantor, or the revocation by a Guarantor, and the failure of Borrower to provide a replacement Guarantor, acceptable to Lender in its sole discretion, within thirty (30) days thereafter.

(k)                                  A Change of Control shall occur.

(1)                                  Failure of Borrower to comply with Section 10.1, or Article 11.

(m)                              The occurrence of any other event or circumstance denominated as an Event of Default in this Agreement or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case maybe.

15.

LENDER’S REMEDIES IN EVENT OF DEFAULT

15.1                        Remedies Conferred Upon Lender.

Upon the occurrence of any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)                                 Enforce any Liens or security interests under the Security Documents;

(b)                                 Declare the Note to be immediately due and payable;

(c)                                   Use and apply any monies or letters of credit deposited by Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such Default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender; and

(d)                                 Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 14.l(d) or (e) with respect to Borrower, all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

16.

GENERAL PROVISIONS

16.1                        Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Schedules and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

16.2                         Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

16.3                         Authorized Representative.

Borrower hereby appoints Curt Hodgson as its Authorized Representative for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan. The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower. All actions by the Authorized

Representative shall be final and binding on Borrower. Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative. No more than one person shall serve as Authorized Representative at any given time.

16.4                         Governing Law.

Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Texas.

16.5                        Acquiescence Not to Constitute Waiver of Lender’s Requirements.

Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any conditions precedent to the Opening of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

16.6                         Disclaimer by Lender.

This Agreement is made for the sole benefit of Borrower and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable for any debts or claims accruing in favor of any party against Borrower or others. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower.

16.7                        Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

16.8                        Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

16.9                         Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

16.10                  Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

16.11                  Waiver of Damages.

In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower for itself and its Guarantors waive all claims for punitive, exemplary or consequential damages.

16.12                  Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, setoff or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan. No Guarantor is intended to have any rights as a third-party beneficiary of the provisions of this Section 16.12.

16.13                  Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF DALLAS, COUNTY OF DALLAS AND STATE OF TEXAS, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY TEXAS STATE OR UNITED STATES COURT SITTING IN THE CITY OF DALLAS AND COUNTY OF DALLAS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT;

EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

16.14                  Set-Offs.

After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accorn1ts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document. Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by the Borrower with Lender (or its Affiliates).

16.15                 Lender’s Consent.

Wherever in this Agreement there is a requirement for Lender’s consent and/or a document to be provided or an action taken “to the satisfaction of Lender”, it is understood by such phrase that, except as expressly modified herein, Lender shall exercise its consent, right or judgment u.l its sole discretion.

16.16                  Notices.

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrower:

Legacy Housing, Ltd.

4801 Mark IV Parkway

Fort Worth, Texas 76106

Attention: Curt Hodgson

Facsimile: 972-294-3765

If to Lender:

Veritex Bank

8214 Westchester Drive, Suite 400

Dallas, Texas 75225

Attention: Seth Allen

Facsimile: 972-349-6156

With a copy to:

Wick Phillips Gould & Martin, LLP

3131 McKinney Avenue, Suite 100

Dallas, Texas 75204

Attention: Michael W. Bailey

Facsimile: 214-692-6255

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

16.17                  Waiver of Jury Trial.

BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

16.18                  No Oral Agreements.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature page follows.]

EXECUTED as of the date first set forth above.

BORROWER:

LEGACY HOUSING, LTD.,

By:	GPLH, LC, its general partner

By:	/s/ Curtis Hodgson
	Name:	Curtis Hodgson
	Title:	Manager

Borrower’s Tax ID No. 20-2897516

LENDER:

VERITEX VANK

By:	/s/ Seth P. Allen
	Name:	Seth P. Allen
	Title:	EVP

EXHIBIT A

Borrower’s Certificate

Veritex Bank

8214 Westchester Drive, Suite 400

Dallas, Texas 75225

ATTN: Seth Allen

RE:                           Application for Disbursement in connection with a $15,000,000 loan to Legacy Housing, Ltd. (“Borrower”).

1.                                      Pursuant to that certain Loan Agreement dated April 4, 2016 (the “Loan Agreement”) between Borrower and Veritex Bank (“Lender”), Borrower hereby requests a Loan disbursement in the amount of [          ].

Funding Instructions

2.                                      The Borrower also certifies and agrees that:

(a)                                 It has complied with all duties and obligations required to date to be carried out and performed by it pursuant to the terms of the Loan Agreement;

(b)                                 No Default or Event of Default as defined in the Loan Agreement, has occurred and is continuing and;

(c)                                  After giving effect to the disbursement requested hereby, the outstanding balance of the Loan will not exceed the lesser of (i) the Loan Amount, or (ii) the Borrowing Base.

(d)                                 All representations and warranties contained in the Loan Agreement are true and correct as of the date hereof; and

(e)                                  The undersigned understands that this certification is made for the purpose of inducing Lender to make a disbursement to Borrower and that, in making such disbursement, Lender will rely upon the accuracy of the matters stated in this Certificate.

3.                                      The terms used in this Borrower’s Certificate have the same meaning and definitions as those set forth in the Loan Agreement.

4.                                      The Borrower, or authorized signer, certifies that the statements made in this Borrower’s Certificate and any documents submitted herewith and identified herein are true and has duly caused this Borrower’s Certificate to be signed on its behalf by the undersigned Authorized Representative.

DATE:
BORROWER:
BY:
ITS:

EXHIBIT B

Certificate of Compliance

Veritex Bank

8214 Westchester Drive, Suite 400

Dallas, Texas 75225

Attn: Seth Allen

Re: Loan Agreement dated as of April 4, 2016 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”), between LEGACY HOUSING, LTD., (the “Borrower”), and VERITEX BANK (“Lender”).

Reference is made to the Agreement. Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.

Pursuant to applicable provisions of the Agreement, the undersigned, being the Authorized Representative designated in the Agreement, hereby certifies to the Lender that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Lender pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.

The undersigned hereby further certifies to the Lender that:

1.                                      Compliance with Financial Covenants. As shown below, the Borrower is in full compliance with the Financial Covenants contained in the Agreement.

A.                                    Covenant: Minimum Tangible Net Worth of not less than $80,000,000 tested quarterly

Calculation:

Tangible Net Worth = Balance Sheet Equity, less Treasury Stock, Goodwill, Intellectual Property, Deferred Expenses, Affiliate Loans, and other Intangible Assets.

Tangible Net Worth of                                                                       for period ending

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)

B.                                    Covenant: Leverage Ratio of not greater than [   ]: 1.0 tested quarterly

Calculation:

Leverage Ratio = Debt/ EBITDA Calculation :                            1.0.

Leverage Ratio of                                                                                              : 1.0 for period ending

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)

2.                                      Review of Condition. The undersigned has reviewed the terms of the Loan Documents, including, but not limited to, the representations and warranties of the Borrower and Guarantors set forth in the Loan Documents and the covenants of the Borrower set forth in the Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower and Guarantors through the reporting periods.

3.                                      Representations and Warranties. To the undersigned’s actual knowledge, the representations and warranties of the Borrower and Guarantors contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period except as expressly noted on Schedule A hereto.

4.                                      Covenants. To the undersigned’s actual knowledge,  during the reporting period, each of the Borrower and the Guarantors observed and performed all of the respective covenants and other agreements under the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower, except as expressly noted on Schedule A hereto.

5.                                      No Default or Event of Default. To the undersigned’s actual knowledge, no Default or Event of Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule A hereto.

IN WITNESS WHEREOF, this Certificate is executed by the undersigned this            day of

LEGACY HOUSING, LTD.

By:
Authorized Representative

SCHEDULE 3.1(j)

Real Estate Assets

4801 Mark IV Parkway

Fort Worth, Texas 76106

103 N. Neal Street

Commerce, Texas 75428

[Georgia location]

SCHEDULE 11.1(b)

[See Section 11.1(b) of the Agreement]

SCHEDULE 11.8

[See Section 11.8 of the Agreement]